----------------------------------                                                     -------------------------
             FORM 5                                                                           OMB APPROVAL
----------------------------------                                                     -------------------------
[ ] Check this box if no longer                                                        OMB Number: 3235-0362
    subject to Section 16.  Form 4                                                     Expires: January 31, 2005
    or Form 5 obligations may                                                          Estimated average burden
    continue. See Instruction 1(b)                                                     hours per response....1.0

[ ] Form 3 Holdings Reported
                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
[X] Form 4 Transactions                          Washington, D.C. 20549
    Reported
                        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
             Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                            30(h) of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person*:     Berens, Fred
                                               c/o Elizabeth Arden, Inc.
                                               14100 NW 60 Avenue, Miami Lakes FL  33014
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2.  Issuer Name and Ticker or Trading Symbol:  Elizabeth Arden, Inc. - RDEN

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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):

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4.  Statement for Month/Year:  January 2003

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5.  If Amendment, Date of Original (Month/Year):

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6.  Relationship of Reporting Person(s) to Issuer  (Check all applicable)
    [X] Director                      [ ] 10% Owner
    [ ] Officer (give title below)    [ ] Other (specify below)


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7.  Individual or Joint/Group (Check Applicable Line)
    [X]  Form filed by One Reporting Person
    [ ]  Form filed by More than One Reporting Person


          ---------------------------------------------------------------------------------------
                      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
          ---------------------------------------------------------------------------------------
                                                                                5. Amount         6. Owner-
                            2A. Deemed                                             of                ship
               2. Trans-        Execu-                                             Securities        Form:      7. Nature
                  action        tion       3. Trans-     4. Securities             Beneficially      Direct        of
1. Title          Date          Date,         action        Acquired (A)           Owned at          (D) or        Indirect
   of             (Month/       if any        Code          or                     end of            Indirect      Beneficial
   Security       Day/          (Month/       (Inst.        Disposed of (D)        Issuer's          (I)           Ownership
   (Inst. 3)      Year)         Day/Year)     8)            (Inst. 3, 4 & 5)       Fiscal Year       (Inst. 4)     (Inst. 4)
                                                       ------------------------
                                                                  (A)
                                                                  or
                                                       Amount     (D)     Price
----------------------------------------------------------------------------------------------------------------------------
Common Stock,
 $.01 par value   01/21/03                      G          700     D       N/A       805,353            D             N/A
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* If the form is filed by more than one reporting person, see instruction 4(b)(v).

FORM 5 (continued)
              Table II -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------
                                                                     5. Number of
                                                                     Derivative
                                                                     Securities         6. Date
               2. Conver-    3. Trans-    3A. Deemed                 Acquired           Exercisable          7. Title and
1. Title       sion or       action       Execution      4. Trans-   (A) or             and                  Amount of
of Deri-       Exercise      Date         Date,          action      Disposed of        Expiration           Underlying
vative         Price of      (Month/      if any         Code        (D)                Date                 Securities
Security       Derivative    Day/         (Month/        (Inst.      (Inst. 3, 4        (Month/              (Inst. 3
(Inst. 3)      Security      Year)        Day/Year)      8)          and 5)             Day/Year)            and 4)
                                                                  ----------------------------------------------------------
                                                                                                                     Amount
                                                                                                                     or
                                                                                      Date      Expira-              Number
                                                                                      Exer-     tion                 of
                                                                    (A)       (D)     cisable   Date        Title    Shares
----------------------------------------------------------------------------------------------------------------------------


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
[RESTUBBED TABLE]

---------------------------------------------------------------------------------------------------------------------------
8. Price         9. Number of         10. Ownership         11. Nature
   of               Derivative            of                    of
   Derivative       Securities            Derivative            Indirect
   Security         Beneficially          Security:             Beneficial
   (Instr. 5)       Owned at End          Direct (D) or         Ownership
                    of Issuer's           Indirect (I)          (Instr. 4)
                    Fiscal Year
                    (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------


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
Explanation of Responses:









Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

       **  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note:  File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction
           6 for procedure.



/s/ Fred Berens                              February 26, 2003
------------------------------------         ----------------------------------
**Signature of Reporting Person              Date